Exhibit 99.1

NEWS RELEASE

FOR RELEASE ON March 24, 2005

Trading Symbol: MFLW
(OTCBB)

Change in Corporate Organization

Calgary, Alberta - March 24 2005 - MONEYFLOW SYSTEMS INTERNATIONAL INC.; (NASDAQ: OTC.BB - Symbol: MFLW) - Hal Schultz, President of MoneyFlow Systems International Inc. (“MoneyFlow”), reports that the Company has entered into an agreement to sell its wholly-owned subsidiary, Interglobe Investigation Services Inc.

“The decision to enter into the agreement was a result of an assessment of financial performance-to-date and the decision by management that a new organizational structure would likely create a greater contribution to shareholder value.” said Hal Schultz

Under the terms of the agreement MoneyFlow will have no further or ongoing financial obligations nor will it be required to contribute to the maintenance or development costs of the new corporate entity. The new company will continue to represent MoneyFlow's line of security and surveillance equipment in a sales agency capacity. In addition to the investigation services side of the business, the new entity will also have a canine security and training division which provides service to clients in Western Canada and abroad. The canine operations are headquartered in British Columbia and have been experiencing significant year-over-year growth. MoneyFlow will retain a 17 percent interest in the new company. Mr. Schultz commented, “We see this as a way for us to continue to participate in the growth of the security and surveillance sector without burdening our financial services operations with the development costs.”

The new company will be headed up by Mr. Phil Moriarity who has tendered his resignation as a director of MoneyFlow Systems International.

The Company also reports the recent change of auditors. Replacing the Company's former auditors, Farber and Hass of California, is Hein and Company of Phoenix Arizona. The change was effected in the ordinary course of business and there were no disagreements between the Company and Farber and Hass.

Mr. Hal Schultz, remarked, “We want to thank Farber and Hass for their professional service as our company auditor over the past four years. The change was seen to be in the best interests of the Company from a logistical and cost point of view. Hein and Company are located much closer to our accounting firm in Scottsdale, Arizona, helping to reduce travel and other costs. The change was consistent with our corporate philosophy of expense minimization. We believe we have an obligation to our shareholders to realize whatever efficiencies we can whenever the opportunity arises.”

MoneyFlow Systems International Inc., a Nevada corporation, provides electronic financial transaction products and services through its wholly owned Canadian subsidiaries, Security Bancorp Inc., (SBI) and employs CA$H STATION® as its Branded and registered trademark. MoneyFlow is also producing "Remote Access Digital Video Surveillance Systems", which it sells through Interglobe, the Company provides remote access digital video surveillance systems to homes, business, industry and government facilities. Users of the surveillance systems may view their location live, anytime from anywhere there is Internet access.

Cautionary Statement: This news release may include certain "Forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act, as amended. All statements, other than statements of historical fact, included in this release are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements in this release are expressly qualified by this notice.

CONTACT:
MoneyFlow Systems International Inc.
Investor Relations: 1-403-319-0236